Exhibit 15.1

Hamilton, Bermuda

July 22, 2003

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM 08

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the three-month periods ended March 31, 2003 and 2002, as indicated in our report dated May 5, 2003 (May 13, 2003 as to Note 2); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche